Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

LOBO EV TECHNOLOGIES LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(2)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Ordinary shares, par value $0.001 per share (2)	457	(a)	1,587,000	$4.00	$6,348,000	.0001476	$936.97
	Equity	Representative’s warrants (3)(4)	457	(g)	-	-	-	-	-
	Equity	Ordinary shares underlying the representative’s warrants (3)	457	(g)	158,700	$4.40	$698,280	.0001476	$103.07

Fees Previously Paid	Equity	Ordinary shares, par value $0.001 per share (2)	457	(o)	-	-	$10,120,000	.00011020	$1,115.23
	Equity	Representative’s warrants (3)(4)	457	(g)	-	-	-	-	-
	Equity	Ordinary shares underlying the representative’s warrants (3)	457	(g)	-	-	1,113,200	.00011020	$122.68

Carry Forward Securities
Carry Forward Securities	-	-	-		-	-	-	-	-
	Total Offering Amounts								$1,040.04
	Total Fees Previously Paid								$1,237.91	(5)
	Net Fee Due								N/A

(1) Includes 207,000 additional ordinary shares that the underwriters have the option to purchase.

(2) In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(3) The Registrant will issue to the representative of the several underwriters warrants to purchase a number of ordinary shares equal to an aggregate of 10% of the ordinary shares sold in the offering, including any ordinary shares issued upon exercise of the underwriters’ over-allotment option. The exercise price of the representative’s warrants is equal to 110% of the offering price of the ordinary shares offered hereby. The representative’s warrants are exercisable at any time, and from time to time, in whole or in part, after the date of issuance and expiring on the fifth-year anniversary of the commencement of sales of ordinary shares in this offering.

(4) In accordance with Rule 457(g) under the Securities Act, because the Registrant’s ordinary shares underlying the representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5) The Registrant previously paid registration fees of $1,237.91 in connection with the initial filing of this Registration Statement on Form F-1 on March 13, 2023.